Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS

March 28, 2008	OTCBB: RNCH

Rancher Energy Corp. Announces Personnel Changes

DENVER, Colorado - Rancher Energy Corp. (OTCBB: RNCH) today announced the resignations of two officers and a reduction of six persons in its technical work force. The reduction of six technical employees has been made in anticipation of finalizing an arrangement in which an experienced industry operator will provide financing and operational control of Rancher Energy’s CO2 enhanced oil recovery program in Wyoming’s Powder River Basin.

John Works, President & CEO, said John Dobitz, senior vice president of engineering, and Andy Casazza, chief operating officer, have resigned to pursue other professional activities, effective March 31, 2008 and April 30, 2008, respectively. Mr. Dobitz will be available for transition purposes through April 30, 2008 on a mutually agreed basis. Mr. Works stated that he appreciated the contributions of both men in preparing Rancher Energy for its next phase of development and wished them the best in their future endeavors.

Mr. Works noted that due diligence is continuing with the industry operator that is to provide financing and operational expertise on the CO2 project. Closing of the transaction is subject to corporate approvals, completion of due diligence, and certain conditions.

About Rancher Energy Corp.

Rancher Energy is an innovative oil & gas exploration & development company with a targeted strategy to reinvigorate older, historically productive oil fields in the hydrocarbon-rich Rocky Mountain region of the United States. Using CO2 injection coupled with other leading edge hydrocarbon recovery techniques, including 3-D seismic data and directional drilling, Rancher Energy expects to extract proven in-place oil that remains behind in mature fields. Rising energy demand and strong oil & gas prices combined with advances in oil recovery have made this strategy profitable. Rancher Energy is taking advantage of this convergence by acquiring low risk, high quality, historically productive plays with under-exploited reserves and developing customized enhanced recovery strategies to maximize production.

Forward-Looking Statements

This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the Company's ability to obtain financing to construct pipeline and other infrastructure and for other operational and working capital purposes, the uncertainty of recovery factors for the enhanced oil recovery projects, the volatility of oil prices, availability of CO2, the Company’s ability to obtain a surety bond, general economic and business conditions, and other factors over which the Company has little or no control. The Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

Contacts:

John Works Chief Executive Officer Rancher Energy Corp. 303-629-1125	Jay Pfeiffer Pfeiffer High Investor Relations, Inc. 303-393-7044